N / E / W / S R / E / L / E / A / S / E

May 10, 2018

FOR IMMEDIATE RELEASE
For more information, contact:
Nicole M. Weaver, Vice President, Director of Investor Relations 765-521-7619
http://www.firstmerchants.com

SOURCE: First Merchants Corporation (NASDAQ: FRME), Muncie, Indiana

FIRST MERCHANTS CORPORATION RAISES ITS QUARTER CASH DIVIDEND 22.22% TO $0.22 PER SHARE

First Merchants Corporation (Nasdaq : FRME), parent company of First Merchants Bank, today announced that its Board of Directors has increased the Corporation's quarterly cash dividend by $0.04, or 22.22%, to $0.22 per common share. The dividend will go into effect June 15, 2018, to stockholders of record as of June 1, 2018.

Michael C. Rechin, President and Chief Executive Officer, said, "In recognition of our high performing results and record 2017, coupled with our confidence in the future of First Merchants, the Board has voted to increase the dividend. The dividend increase demonstrates our commitment to returning capital to our shareholders while we continue to invest in strategic growth opportunities.”

First Merchants Corporation is a financial holding company headquartered in Muncie, Indiana. The Corporation is comprised of First Merchants Bank, which also operates as Lafayette Bank & Trust, and First Merchants Private Wealth Advisors which operates as a division of First Merchants Bank.

First Merchants Corporation’s common stock is traded on the NASDAQ Global Select Market System under the symbol FRME. Quotations are carried in daily newspapers and can be found on the company’s Internet web page (http://www.firstmerchants.com).

FIRST MERCHANTS and the Shield Logo are federally registered trademarks of First Merchants Corporation.
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